Sub-Item 77O

DREYFUS VARIABLE INVESTMENT FUND
Quality Bond Portfolio

On April 14, 2016, Quality Bond Portfolio (the "Fund"), a series of Dreyfus Variable Investment Fund, purchased 270 3.500% Senior Notes due April 2026 issued by Bank of America Corporation (CUSIP No. 06051GFX2) (the "Notes") at a purchase price of $99.833 per Note, including underwriter compensation of 0.450%. The Notes were purchased from BNY Mellon Capital Markets, LLC, a member of the underwriting syndicate of which BNY Mellon Capital Markets, LLC, an affiliate of the Fund's investment adviser, was also a member. BNY Mellon Capital Markets, LLC received no benefit in connection with the transaction. The following is a list of the syndicate's members:

ABN AMRO Securities (USA) LLC
ANZ Securities, Inc.
BBVA Securities Inc.
BNY Mellon Capital Markets, LLC
Capital One Securities, Inc.
Commerz Markets LLC
Danske Markets Inc.
Deutsche Bank Securities Inc.
Drexel Hamilton, LLC
The Huntington Investment Company
ING Financial Markets LLC
J.P. Morgan Securities LLC
Lloyds Securities Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Mizuho Securities USA Inc.
nabSecurities, LLC
Natixis Securities Americas LLC
Rabo Securities USA, Inc.
RBS Securities Inc.
Samuel A. Ramirez & Company, Inc.
Santander Investment Securities Inc.
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
Siebert Brandford Shank & Co., L.L.C.
SMBC Nikko Securities America, Inc.
Standard Chartered Bank
TD Securities (USA) LLC
UniCredit Capital Markets LLC
The Williams Capital Group, L.P.

Accompanying this statement are materials provided to the Board of Trustees for the Fund, which ratified the purchase as being in compliance with the Fund's Rule 10f-3 Procedures at a Board meeting held on September 8, 2016. These materials include additional information about the terms of the transaction.

Dreyfus Family of Funds
FINANCIAL REPORT
10f-3 TRANSACTIONS

Dreyfus

Certifications

CCO Certification

I have prepared the enclosed board summary (the "Summary") based on reports and certifications from each manager summarizing any reportable transactions and compliance with each fund's policies.

I attest that:

- The Summary accurately reflects the Rule 10f-3 transactions provided by each manager for the period shown.
- The Summary accurately reflects funds that have no Rule 10f-3 transactions to report for the period shown.
- My review includes confirmation by the Chief Compliance Officer of each manager that the Rule 10f-3 transactions reported are accurate and in compliance with the fund's policies and procedures.
- My review includes confirmation by the Chief Compliance Officer of each manager that the fund has no Rule 10f-3 transactions to report for the period shown, if applicable.
- Based on my review and testing, I concur that all Rule 10f-3 transactions were conducted in accordance with each Fund's policies and procedures.

[signature]	**Joseph W. Connolly** *Chief Compliance Officer* Dreyfus Funds	7/11/16

2nd Quarter 2016